July 17, 2024

Daniel Goldberger
Chief Executive Officer
electroCore, Inc.
200 Forge Way, Suite 205
Rockaway, NJ 07866

       Re: electroCore, Inc.
           Registration Statement on Form S-1
           Filed July 10, 2024
           File No. 333-280742
Dear Daniel Goldberger:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Nicholas O'Leary at 202-551-4451 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Ira Kotel, Esq.